Exhibit 99.1

Vivani Medical Reports Second Quarter 2026 Financial Results and Provides Business Update

All participants successfully dosed in SLIM-1™, the Company's first-in-human Phase 1 trial of NPM-139, a miniature, ultra long-acting semaglutide implant for chronic weight management; top-line data expected in November 2026

Company entered into non-exclusive agreement with Novo Nordisk to evaluate NPM-139 and Vivani's proprietary NanoPortal™ technology

Completion of the Cortigent-ClearOne merger into Cortigent Holdings and initiation of trading on the Nasdaq exchange under ticker symbol CRGT anticipated in the third quarter of 2026

ALAMEDA, Calif., August 13, 2026 (GLOBE NEWSWIRE) -- Vivani Medical, Inc. (Nasdaq: VANI) ("Vivani" or the "Company"), a clinical-stage biopharmaceutical company developing miniature, ultra long-acting drug implants utilizing its proprietary NanoPortal™ technology, today reported financial results for the second quarter ended June 30, 2026, and highlighted recent business progress.

"I am very pleased with the progress and achievements that Vivani made in all aspects of our business during the second quarter of 2026. We accelerated clinical development of lead asset NPM-139 (semaglutide implant), entered into a non-exclusive agreement with Novo Nordisk enabling them to evaluate NPM-139, and signed a merger agreement with Nasdaq-listed ClearOne which, upon successful closing, would finance and establish our neurostimulation subsidiary Cortigent as a stand-alone publicly traded company," said Adam Mendelsohn, Ph.D., CEO of Vivani Medical. "We enrolled and dosed all 20 SLIM-1 participants ahead of schedule, with every insertion procedure completed successfully. We expect to be able to share top-line data in November, an exciting milestone that we anticipate will support advancing NPM-139 into a Phase 2 dose-ranging trial in 2027. Combined with the agreement with Novo Nordisk announced in July, these positive developments further strengthen our conviction in the potential of our pipeline to transform chronic disease management for the roughly half of patients who struggle with medication adherence. Today, Vivani remains the only developer of convenient, ultra-long-acting and reversible GLP-1 candidates with the potential for administration once- or twice yearly during a routine primary care office visit."

Vivani’s NanoPortal implant technology has the potential to enable patients to maintain continuous and therapeutic drug exposure levels with convenient once or twice-yearly administration while still enabling the ability to rapidly reverse GLP-1 drug exposure in patients when cessation of therapy is needed or desired. Reversibility can be an important clinical consideration in certain situations including when a woman becomes pregnant or when patients undergoing surgery have an increased aspiration risk.

Recent Business Highlights

On August 6, 2026, Vivani announced full enrollment and successful initial dosing of all participants in its SLIM-1™ Phase 1 trial for NPM-139, a miniature, subdermal semaglutide implant designed to provide six- to twelve-months of continuous drug delivery utilizing its proprietary NanoPortal™ technology. The trial of 20 GLP-1 naïve participants in Australia includes low-doses of NPM-139 and Wegovy® to assess safety, tolerability, and pharmacokinetics. Changes in weight will be measured. Top-line data from SLIM-1 are expected in November 2026, which the Company anticipates will pave the way for initiation of a Phase 2 dose-ranging trial in 2027.

On July 7, 2026, the Company announced the signing of an agreement with Novo Nordisk to enable Novo Nordisk to evaluate NPM-139, the Company’s semaglutide drug implant. NPM-139, which utilizes Vivani’s NanoPortal™ platform technology, is under development for chronic weight management. There are no exclusivity provisions for NPM-139, or Vivani’s proprietary NanoPortal technology associated with this agreement.

Also in July 2026, Vivani announced that its wholly owned subsidiary Cortigent, Inc., a developer of brain-computer interface devices based on precision neurostimulation technology, entered into a definitive merger agreement with Nasdaq-listed ClearOne, Inc. The transaction, which is expected to close in the third quarter of 2026 subject to customary closing conditions, is designed to establish Cortigent as a separately listed public company, reduce Vivani's direct expenditures related to Cortigent, and enable the Vivani team to focus fully on advancing its portfolio of miniature, ultra long-acting drug implants.

On June 26, 2026, the Company announced the appointment of August J. Moretti to its board of directors. Mr. Moretti joins the board with extensive operating and financial executive experience spanning all phases of company growth. Mr. Moretti served as CFO of 4D Molecular Therapeutics  from 2019 until his retirement. Prior to this he held CFO positions at Assertio Therapeutics  until its acquisition by Zydus Lifesciences; Alexza Pharmaceuticals until its acquisition by Ferrer Pharmaceuticals; and Alavita, Inc. Mr. Moretti holds a B.A. in Economics from Princeton University and a J.D. from Harvard Law School.

On June 25, 2026, Vivani announced that it had received approval from Bellberry, a human research ethics committee (HREC) in Australia to initiate SLIM-1™, a Phase 1 clinical trial of NPM-139, a semaglutide implant.

Upcoming Anticipated Milestones

Completion of SLIM-1, the on-going Phase 1 study of low-dose NPM-139, Vivani’s miniature, ultra long-acting semaglutide implant under development for chronic weight management, and anticipated reporting of top-line results in November 2026.

Preparation, and submission of an Investigational New Drug (“IND”) Application for NPM-139 to support initiation of a proposed Phase 2 dose-ranging study of this semaglutide implant planned for 2027.

Transition of Cortigent into an independent, publicly traded company following completion of all customary closing and related financing activities. We anticipate establishment of the post-merger company, renamed Cortigent Holdings (d/b/a Cortigent), to be traded on the Nasdaq exchange under the ticker CRGT in the third quarter of 2026.

Second Quarter 2026 Financial Results

Cash: As of June 30, 2026, Vivani had cash, cash equivalents and restricted cash totaling $20.8 million, compared to $17.6 million as of December 31, 2025. The increase of $3.2 million is primarily attributed to tranche closings associated with share purchase agreements entered into in 2025 with an entity affiliated with one of our independent directors and a private placement and registered direct offering completed in January, 2026, offset by net loss for the six months ending June 30, 2026, of $13.2 million.

Research and development expense, net of grants: Research and development expense, net of grants, during the three months ended June 30, 2026 was $4.5 million, compared to $4.8 million during the three months ended June 30, 2025. The decrease of $0.3 million, or 6%, was primarily attributable to the decrease in both the clinical trial related expense and development expense from our Biopharm Division.

General and administrative expense, net of grants: General and administrative expense, net of grants, during the three months ended June 30, 2026 was $2.4 million, compared to $2.7 million during the three months ended June 30, 2025. The decrease of $0.3 million, or 11%, was primarily attributable to the decrease in the professional services from our Neurostimulation Division and our Biopharm Division.

Other income, net: Other income, net during the three months ended June 30, 2026 was $0.5 million, compared to $0.3 million during the three months ended June 30, 2025. The increase of $0.2 million was primarily attributable to the derecognition of a contract liability previously held by the Neurostimulation Division, offset by lower interest income earned during the period

Net loss: For the foregoing reasons, we had a net loss of $6.4 million during the three months ended June 30, 2026 compared to $7.1 million during the three months ended June 30, 2025.

About SLIM-1™ Trial

SLIM-1 is an open-label, active-controlled trial evaluating a low-dose NPM-139 (semaglutide implant) given to 10 participants, and the starting dose of Wegovy (0.25mg/week semaglutide injection) is also given to 10 participants, over a four-week duration. The trial is designed to evaluate the safety, tolerability and pharmacokinetic profile in overweight or obese participants who are otherwise healthy. Top-line results from SLIM-1 are expected to be available in November.

About Vivani Medical, Inc.

Leveraging its proprietary NanoPortal™ platform, Vivani develops miniature, biopharmaceutical implants designed to deliver drug molecules steadily over extended periods of time with the goal of guaranteeing adherence and improving patient tolerance to their medication. Vivani is developing a portfolio of GLP-1 based implants for metabolic diseases including obesity and type 2 diabetes. These NanoPortal implants are designed for once- or twice-yearly administration to provide patients with the opportunity to realize the full potential benefit of their medication by avoiding the numerous challenges associated with the daily or weekly administration of orals and injectables, including tolerability issues and loss of efficacy. Medication non-adherence occurs when patients do not take their medication as prescribed. This affects an alarming number of patients, approximately 50%, including those taking daily pills. For more information, please visit: www.vivani.com.

About Cortigent, Inc.

Cortigent, Inc., a wholly owned subsidiary of Vivani, is developing brain implant devices to help patients recover critical body functions. Its patent-protected precision neurostimulation technology platform leverages neuroscience and proprietary microelectronics to create advanced medical devices. Vivani’s predecessor, Second Sight Medical Products, previously marketed Argus® II, the first and only medical device to obtain FDA approval to treat a rare form of blindness. This innovative device has helped hundreds of profoundly blind patients to achieve meaningful visual perception. Cortigent’s next generation investigational system, the Orion® cortical stimulation system, has been designed to treat blindness caused by common conditions including glaucoma and diabetic retinopathy. Orion has an FDA Breakthrough Device designation, completed a 6-year Early Feasibility Study in 2025 with promising safety and efficacy results and is covered by an extensive intellectual property estate. Cortigent is also applying its core technology to improving recovery of arm and hand motion in patients with paralysis due to stroke. For more information and patient videos, please visit: www.cortigent.com.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” and other similar expressions that are used in this press release, including statements regarding Vivani’s business, products in development, including the therapeutic potential or the planned development thereof, and its technology, strategy, cash position and financial runway. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Vivani’s current beliefs, expectations, and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Vivani’s control. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including, without limitation, risks of unexpected costs or delays, and risks and uncertainties associated with the development and commercialization of products and product candidates that may impact or alter anticipated business plans, strategies and objectives. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from Vivani’s expectations in any forward-looking statement. There may be additional risks that the Company considers immaterial, or which are unknown. A further list and description of risks and uncertainties are more fully described in periodic filings with the U.S. Securities and Exchange Commission (the “SEC”) including the factors described in Vivani’s most recent Quarterly Report on Form 10-Q filed with the SEC on May 13, 2026, as updated by future filings with the SEC. Any forward-looking statement made by Vivani in this press release is based only on information currently available to the Company and speaks only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of added information, future developments or otherwise, except as required by law.

Company Contact:

Donald Dwyer
Chief Business Officer
info@vivani.com
(415) 506-8462

Investor and Media Relations Contact:
Jami Taylor
Investor and Media Relations Advisor
investors@vivani.com
(415) 506-8462

VIVANI MEDICAL, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except per share data)

	June 30,	December 31,
	2026	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$19,894	$16,232
R&D tax credit incentive receivable	709	654
Prepaid expenses and other current assets	1,032	1,012
Total current assets	21,635	17,898
Property and equipment, net	2,850	2,879
Operating lease right-of-use assets, net	16,169	17,230
Restricted cash	892	1,338
Deposits and other assets	93	48
TOTAL ASSETS	$41,639	$39,393
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,195	$1,032
Accrued expenses	1,629	1,736
Litigation accrual	1,675	1,675
Accrued compensation expense	317	365
Lease liability, current portion	1,843	1,794
Total current liabilities	6,659	6,602
Lease liability, noncurrent portion	16,013	17,061
TOTAL LIABILITIES	22,672	23,663
Commitments and contingencies (Note 12)
Stockholders’ equity:
Common stock, par value $0.0001 per share; 300,000 shares authorized; shares issued and outstanding: 0 and 76,428 at June 30, 2026 and December 31, 2025, respectively	9	8
Additional paid-in capital	180,609	164,225
Accumulated other comprehensive income	32	30
Accumulated deficit	(161,683)	(148,533)
TOTAL STOCKHOLDERS' EQUITY	18,967	15,730
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$41,639	$39,393

VIVANI MEDICAL, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development, net of grants	$4,456	$4,759	$8,957	$8,976
General and administrative, net of grants	2,418	2,703	4,864	5,044
Total operating expenses	6,874	7,462	13,821	14,020
Loss from operations	(6,874)	(7,462)	(13,821)	(14,020)
Other income, net	504	318	671	574
Net loss	$(6,370)	$(7,144)	$(13,150)	$(13,446)
Net loss per common share - basic and diluted	$(0.07)	$(0.12)	$(0.16)	$(0.23)
Weighted average common shares outstanding - basic and diluted	87,090	59,244	84,196	59,240